Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jennifer Kron, Media, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•Target sales grew 0.5 percent, reflecting flat comparable sales combined with the benefit of sales from new locations.
◦Traffic grew 0.9 percent, on top of 3.9 percent in Q1 2022.
◦Comparable stores sales grew 0.7 percent, offset by a decline in comparable digital sales.
◦Among the components of comparable digital sales, same-day services saw mid-single digit growth, led by high-single digit growth in Drive-Up.
•Strength in frequency businesses (Beauty, Food & Beverage and Household Essentials) offset continued softness in discretionary categories.
•Inventory at the end of Q1 was 16 percent lower than last year, reflecting more than a 25 percent reduction in discretionary categories, partially offset by inventory investments to support rapidly-growing frequency categories, and strategic investments to support long-term market-share opportunities.
•First quarter GAAP and Adjusted EPS of $2.05, and operating margin rate of 5.2 percent, were ahead of expectations, reflecting a higher gross margin rate compared with last year.

For additional media materials, please visit:
https://corporate.target.com/article/2023/05/q1-2023-earnings

MINNEAPOLIS (May 17, 2023) – Target Corporation (NYSE: TGT) today announced its first quarter 2023 financial results, which reflected continued traffic and sales growth in an increasingly challenging environment.
The Company reported first quarter GAAP earnings per share (EPS) of $2.05, down 4.8 percent from $2.16 in 2022. First quarter Adjusted EPS1 of $2.05 decreased 6.2 percent compared with $2.19 in 2022. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports First Quarter Earnings — Page 2 of 11
Brian Cornell, chair and CEO of Target Corporation, said “We came into the year clear-eyed about the challenges consumers are facing, and we were determined to build on the trust we’ve established with our guests. It's required agility and the ability to flex across our multi-category portfolio as we lean into value and the product categories our guests need most right now. Thanks to the team’s dedication, we saw an increase in guest traffic in Q1, with total sales increasing and profitability ahead of expectations.
As we look ahead, we now expect shrink will reduce this year’s profitability by more than $500 million compared with last year. While there are many potential sources of inventory shrink, theft and organized retail crime are increasingly important drivers of the issue. We are making significant investments in strategies to prevent this from happening in our stores and protect our guests and our team. We’re also focused on managing the financial impact on our business so we can continue to keep our stores open, knowing they create local jobs and offer convenient access to essentials.
For the full year, we are maintaining our full-year financial guidance, based on the expected benefit from efficiency and cost-savings efforts and our team's continued focus on agility, flexibility and retail fundamentals in the face of continued challenges including inventory shrink. At the same time, we will continue making long-term investments in our stores, supply chain and our team, positioning Target for profitable growth and market-share gains in the years ahead.”

Guidance
Based on softening sales trends in the first quarter, the Company is planning for a wide range of sales outcomes in the second quarter, centered around a low-single digit decline in comparable sales. GAAP EPS and Adjusted EPS are both expected to range from $1.30 to $1.70.
For the full year, the Company is maintaining its prior guidance, which includes expected comparable sales in a wide range from a low-single digit decline to a low-single digit increase, operating income growth of more than $1 billion, and both GAAP EPS and Adjusted EPS of $7.75 to $8.75.

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Target Corporation Reports First Quarter Earnings — Page 3 of 11
Operating Results
Comparable sales were flat to last year in the first quarter, reflecting comparable store sales growth of 0.7 percent and comparable digital sales down (3.4) percent. Total revenue of $25.3 billion grew 0.6 percent compared with last year, reflecting total sales growth of 0.5 percent and a 10.2 percent increase in other revenue. Operating income of $1.3 billion in first quarter 2023, was down 1.4 percent from last year, driven by an increase in the Company's SG&A expense rate.
First quarter operating income margin rate was 5.2 percent in 2023, compared with 5.3 percent in 2022. First quarter gross margin rate was 26.3 percent, compared with 25.7 percent in 2022. This year's gross margin rate reflected the benefit of lower freight costs, retail price increases, lower clearance markdown rates, and lower digital fulfillment costs driven by lower digital volume and a favorable mix of lower-cost same-day services. These benefits were partially offset by higher inventory shrink. First quarter SG&A expense rate was 19.8 percent in 2023, compared with 18.9 percent in 2022, reflecting the impact of cost inflation across multiple parts of the business, including investments in team member pay and benefits.

Interest Expense and Taxes
The Company’s first quarter 2023 net interest expense was $147 million, compared with $112 million last year, reflecting higher average long-term debt balances combined with the impact of higher floating interest rates.
First quarter 2023 effective income tax rate was 21.1 percent, compared with the prior year rate of 19.2 percent, reflecting the rate impact of higher discrete tax benefits in the prior year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $497 million in the first quarter, compared with $424 million last year, reflecting a 20.0 percent increase in the dividend per share, partially offset by a decline in average share count.
The Company did not repurchase any stock in the first quarter. As of the end of the quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
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Target Corporation Reports First Quarter Earnings — Page 4 of 11
For the trailing twelve months through first quarter 2023, after-tax return on invested capital (ROIC) was 11.4 percent, compared with 25.3 percent for the trailing twelve months through first quarter 2022. The decrease in ROIC was driven primarily by lower profitability coupled with an increase in invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q1 2023 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-800-513-1169.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2023 second quarter and full-year guidance, and the potential benefits from the Company’s efficiency and cost-saving efforts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. These risks and uncertainties include difficulties and delays in identifying and achieving the potential benefits associated with the Company’s efficiency and cost-saving efforts and the other risks and uncertainties described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 28, 2023. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or more information, visit corporate.target.com/press. For a behind-the-scenes look at Target, visit corporate.target.com or follow @TargetNews on Twitter.

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Target Corporation Reports First Quarter Earnings — Page 5 of 11

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	April 29, 2023	April 30, 2022	Change
Sales	$24,948	$24,830	0.5%
Other revenue	374	340	10.2
Total revenue	25,322	25,170	0.6
Cost of sales	18,386	18,461	(0.4)
Selling, general and administrative expenses	5,025	4,762	5.5
Depreciation and amortization (exclusive of depreciation included in cost of sales)	583	601	(3.0)
Operating income	1,328	1,346	(1.4)
Net interest expense	147	112	31.2
Net other income	(23)	(15)	58.1
Earnings before income taxes	1,204	1,249	(3.6)
Provision for income taxes	254	240	6.0
Net earnings	$950	$1,009	(5.8)%
Basic earnings per share	$2.06	$2.17	(5.2)%
Diluted earnings per share	$2.05	$2.16	(4.8)%
Weighted average common shares outstanding
Basic	460.9	464.0	(0.7)%
Diluted	462.9	467.8	(1.1)%
Antidilutive shares	1.2	—
Dividends declared per share	$1.08	$0.90	20.0%

Target Corporation Reports First Quarter Earnings — Page 6 of 11

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	April 29, 2023	January 28, 2023	April 30, 2022
Assets
Cash and cash equivalents	$1,321	$2,229	$1,112
Inventory	12,616	13,499	15,083
Other current assets	1,836	2,118	1,758
Total current assets	15,773	17,846	17,953
Property and equipment
Land	6,493	6,231	6,164
Buildings and improvements	35,198	34,746	33,300
Fixtures and equipment	7,473	7,439	6,459
Computer hardware and software	3,067	3,039	2,588
Construction-in-progress	2,822	2,688	1,444
Accumulated depreciation	(22,657)	(22,631)	(21,285)
Property and equipment, net	32,396	31,512	28,670
Operating lease assets	2,640	2,657	2,571
Other noncurrent assets	1,341	1,320	1,648
Total assets	$52,150	$53,335	$50,842
Liabilities and shareholders’ investment
Accounts payable	$11,935	$13,487	$14,053
Accrued and other current liabilities	5,732	5,883	5,582
Current portion of long-term debt and other borrowings	200	130	1,089
Total current liabilities	17,867	19,500	20,724
Long-term debt and other borrowings	16,010	16,009	13,379
Noncurrent operating lease liabilities	2,621	2,638	2,581
Deferred income taxes	2,289	2,196	1,752
Other noncurrent liabilities	1,758	1,760	1,632
Total noncurrent liabilities	22,678	22,603	19,344
Shareholders’ investment
Common stock	38	38	39
Additional paid-in capital	6,541	6,608	5,592
Retained earnings	5,448	5,005	5,495
Accumulated other comprehensive loss	(422)	(419)	(352)
Total shareholders’ investment	11,605	11,232	10,774
Total liabilities and shareholders’ investment	$52,150	$53,335	$50,842
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 461,552,843, 460,346,947, and 463,683,711 shares issued and outstanding as of April 29, 2023, January 28, 2023, and April 30, 2022, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 11

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	April 29, 2023	April 30, 2022
Operating activities
Net earnings	$950	$1,009
Adjustments to reconcile net earnings to cash (required for) provided by operating activities:
Depreciation and amortization	667	679
Share-based compensation expense	43	83
Deferred income taxes	95	115
Noncash losses / (gains) and other, net	(11)	52
Changes in operating accounts:
Inventory	883	(1,181)
Other assets	34	(86)
Accounts payable	(1,463)	(1,560)
Accrued and other liabilities	67	(505)
Cash provided by (required for) operating activities	1,265	(1,394)
Investing activities
Expenditures for property and equipment	(1,605)	(952)
Proceeds from disposal of property and equipment	2	2
Other investments	1	2
Cash required for investing activities	(1,602)	(948)
Financing activities
Change in commercial paper, net	90	945
Reductions of long-term debt	(46)	(48)
Dividends paid	(497)	(424)
Repurchase of stock	—	(10)
Accelerated share repurchase pending final settlement	—	(2,750)
Shares withheld for taxes on share-based compensation	(118)	(171)
Stock option exercises	—	1
Cash required for financing activities	(571)	(2,457)
Net decrease in cash and cash equivalents	(908)	(4,799)
Cash and cash equivalents at beginning of period	2,229	5,911
Cash and cash equivalents at end of period	$1,321	$1,112

Target Corporation Reports First Quarter Earnings — Page 8 of 11

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Gross margin rate	26.3%	25.7%
SG&A expense rate	19.8	18.9
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.3	2.4
Operating income margin rate	5.2	5.3
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $174 million and $185 million of profit-sharing income under our credit card program agreement for the three months ended April 29, 2023 and April 30, 2022, respectively.

Comparable Sales	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Comparable sales change	0.0%	3.3%
Drivers of change in comparable sales
Number of transactions (traffic)	0.9	3.9
Average transaction amount	(0.9)	(0.6)

Comparable Sales by Channel	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Stores originated comparable sales change	0.7%	3.4%
Digitally originated comparable sales change	(3.4)	3.2

Sales by Channel	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Stores originated	82.5%	81.8%
Digitally originated	17.5	18.2
Total	100%	100%

Sales by Fulfillment Channel	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Stores	97.2%	96.5%
Other	2.8	3.5
Total	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended
(unaudited)	April 29, 2023	April 30, 2022
Total RedCard Penetration	19.0%	20.3%

Target Corporation Reports First Quarter Earnings — Page 9 of 11

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	April 29, 2023	January 28, 2023	April 30, 2022	April 29, 2023	January 28, 2023	April 30, 2022
170,000 or more sq. ft.	274	274	274	48,985	48,985	49,071
50,000 to 169,999 sq. ft.	1,530	1,527	1,519	191,543	191,241	190,461
49,999 or less sq. ft.	150	147	140	4,465	4,358	4,147
Total	1,954	1,948	1,933	244,993	244,584	243,679
(a)In thousands; reflects total square feet less office, supply chain facilities, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 11

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	April 29, 2023			April 30, 2022
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$2.05			$2.16	(4.8)%
Adjustments
Other (a)	$—	$—	$—	$20	$15	$0.03
Adjusted diluted earnings per share			$2.05			$2.19	(6.2)%
(a)Other items unrelated to current period operations, none of which were individually significant.

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
	Q2 2023	Full Year 2023
(unaudited)	Per Share	Per Share
GAAP diluted earnings per share guidance	$1.30 - $1.70	$7.75 - $8.75
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.30 - $1.70	$7.75 - $8.75
(a)Second quarter and full-year 2023 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	April 29, 2023	April 30, 2022	Change
Net earnings	$950	$1,009	(5.8)%
+ Provision for income taxes	254	240	6.0
+ Net interest expense	147	112	31.2
EBIT	$1,351	$1,361	(0.7)%
+ Total depreciation and amortization (a)	667	679	(1.8)
EBITDA	$2,018	$2,040	(1.1)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter Earnings — Page 11 of 11

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	April 29, 2023	April 30, 2022
Operating income	$3,830	$7,918
+ Net other income	57	55
EBIT	3,887	7,973
+ Operating lease interest (a)	96	87
- Income taxes (b)	770	1,804
Net operating profit after taxes	$3,213	$6,256

Denominator	April 29, 2023	April 30, 2022	May 1, 2021
Current portion of long-term debt and other borrowings	$200	$1,089	$1,173
+ Noncurrent portion of long-term debt	16,010	13,379	11,509
+ Shareholders' investment	11,605	10,774	14,959
+ Operating lease liabilities (c)	2,921	2,854	2,563
- Cash and cash equivalents	1,321	1,112	7,816
Invested capital	$29,415	$26,984	$22,388
Average invested capital (d)	$28,199	$24,686

After-tax return on invested capital	11.4%	25.3%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 19.3 percent and 22.4 percent for the trailing twelve months ended April 29, 2023, and April 30, 2022, respectively. For the twelve months ended April 29, 2023, and April 30, 2022, includes tax effect of $0.8 billion and $1.8 billion, respectively, related to EBIT, and $18 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.